Exhibit 10.2

Wachovia Investment Holdings, LLC Wachovia Capital Markets, LLC One Wachovia Center 301 South College Street Charlotte, North Carolina 28288-0737

November 20, 2007

COMMITMENT LETTER

PERSONAL AND CONFIDENTIAL

IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355
Attention: Mr. Robert F. Woods, Chief Financial Officer

Dear Mr. Woods:

This commitment letter agreement (together with all exhibits and schedules hereto, the “Commitment Letter”) will confirm the understanding and agreement among Wachovia Investment Holdings, LLC (“Wachovia Investments”) and Wachovia Capital Markets, LLC (“Wachovia Securities” and, collectively with Wachovia Investments, the “Wachovia Parties”, “we” or “us”) and IKON Office Solutions, Inc., an Ohio corporation (the “Company” or “you”).  We understand that the Company proposes to commence a tender offer to purchase shares of its common stock (the “Tender Offer”) for an aggregate purchase price not to exceed $295.0 million.  The date on which the Tender Offer is consummated is referred to as the “Closing Date.”

You have advised us that the total funds needed to finance the Tender Offer (including fees and expenses) will be approximately $300.0 million and that such funds will be provided from the following sources:

•
the issuance by the Company of up to $150.0 million in aggregate principal face amount of senior unsecured floating rate notes due 2011 (the “Notes”) on terms set forth on Exhibit A hereto and otherwise with covenants substantially identical to the Company’s existing 7 ¾% Senior Notes due 2015 (the “Existing 2015 Notes”)) in a Rule 144A private placement issued pursuant to an indenture substantially identical to the Company’s Existing 2015 Indenture (as defined below), except as set forth on Exhibit A hereto; and

•	approximately $150.0 million of existing cash on hand at the Company.

Following the consummation of the Tender Offer, none of the Company or any of its subsidiaries will have any debt outstanding other than (i) as described in the preceding paragraph, (ii) borrowings under credit facilities existing on the date hereof in the ordinary course of business or (iii) as set forth on Exhibit D hereto (such debt described in clauses (ii) through (iv), the “Retained Debt”).

1.  The Commitment.

(a)  You have requested that Wachovia Investments commit to purchase the entire amount of the Notes upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the exhibits hereto.

(b)  Based on the foregoing, Wachovia Investments, acting alone or through or with affiliates selected by it, is pleased to confirm to you its commitment to purchase the Notes on the principal terms set forth herein, in the Fee Letter (as defined below) and in the Funding Conditions attached hereto as Exhibit C (the “Commitment”), pursuant to (i) a purchase agreement (the “Note Purchase Agreement”) which shall be substantially identical, except as set forth on Exhibit B hereto, to the purchase agreement by and among the Company and the initial purchasers party thereto dated as of September 16, 2005 (the “Existing 2015 Purchase Agreement”), and (ii) an indenture (the “Indenture”) which shall be substantially identical, except as set forth on Exhibit A hereto, to the indenture by and among the Company and The Bank of New York, as trustee, dated as of September 21, 2005 (the “Existing 2015 Indenture” and, together with the Existing 2015 Purchase Agreement, the Existing 2015 Notes and other related documentation, the “Existing 2015 Note Documentation”).  Without limiting the Commitment, the Notes may be converted to term loans pursuant to the terms of Section 9 of this Commitment Letter.

(c)  It is agreed that Wachovia Securities, acting alone or through or with affiliates selected by it, will act as the sole book-runner and sole lead arranger (acting in such roles, the “Arranger”) for the Notes.  The Arranger will have the rights and authority customarily given to financial institutions in such roles, but the Wachovia Parties will have no duties other than those expressly set forth herein.  You agree that no other arrangers or book-runners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the terms hereof or the Fee Letter referred to below) will be paid in connection with the sale of the Notes unless you and we so agree.  In addition, Wachovia Securities has delivered to you a separate engagement letter dated the date hereof (the “Engagement Letter”) setting forth, among other things, the roles of Wachovia Securities in connection with certain transactions as described therein.

(d)  The commitments and agreements of the Wachovia Parties described herein are subject to:

(i)           there not having occurred any event, development or circumstance since June 30, 2007 (the date of the most recent unaudited financial statements delivered to the Arranger as of the date hereof) that has caused or would reasonably be expected to cause any material adverse change in or affecting the business, condition (financial or otherwise), results of operations, assets or liabilities of the Company and its subsidiaries, taken as a whole;

(ii)           not less than 14 consecutive days prior to the Closing Date, the Company will have provided to the Arranger an offering memorandum including information customary for high yield offering memoranda to be used in connection with the offering of the Notes; and

(iii)           the other conditions set forth below or referred to in the Funding Conditions attached hereto as Exhibit B.

2.  Fees and Expenses.  In consideration of the execution and delivery of this Commitment Letter by the Wachovia Parties, you agree to pay the fees and expenses set forth in the Fee Letter dated the date hereof (the “Fee Letter”) as and when payable in accordance with the terms thereof.

3.  Indemnification.

(a)  The Company hereby agrees to indemnify and hold harmless each of the Wachovia Parties and each of their respective affiliates and all their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons and each of their respective heirs, successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Note Documentation, the Notes, the use of the proceeds therefrom, any of the other transactions contemplated by this Commitment Letter (including, without limitation, any Term Loan Conversion and any documentation related thereto), any other transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person promptly upon demand for all legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense (i) resulted directly from the gross negligence or willful misconduct of such Indemnified Person or (ii) resulted from a claim brought by the Company against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder.  In no event will any Indemnified Person be liable on any theory of liability for indirect, special or consequential damages, lost profits or punitive damages as a result of any failure to purchase any of the Notes contemplated hereby or otherwise in connection with the Notes.  No Indemnified Person will be liable for any damages arising from the use by unauthorized persons of information, projections or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by unauthorized persons.  Notwithstanding the foregoing, the Indemnified Persons’ right to indemnification in respect to the Tender Offer shall be solely as set forth in the dealer-manager agreement relating thereto.

(b)  The Company and the Wachovia Parties agree that if any indemnification or reimbursement sought pursuant to this Section 3 is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of such Indemnified Person or the breach in bad faith of an Indemnified Person’s obligations hereunder in connection with a claim brought by the Company against such Indemnified Person, then the Company will contribute to the amount paid or payable by the Wachovia Parties, as the case may be, as a result of such losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Wachovia Parties, as the case may be, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and the Wachovia Parties, on the other hand, as well as any other equitable considerations.

4.  Expiration of Commitment.  The Commitment will expire at 10:00 p.m., New York City time, on November 20, 2007 unless on or prior to such time you have executed and returned to the Wachovia Parties a copy of this Commitment Letter and the Fee Letter.  If you do so execute and deliver to the Wachovia Parties this Commitment Letter and the Fee Letter, Wachovia Investments agrees to hold its Commitment available for you until the earliest to occur of (i) the termination of the Tender Offer, (ii) the consummation of the Tender Offer with or without the purchase of the Notes and (iii) 5:00 p.m., New York City time, on January 18, 2008.

5.  Confidentiality.

(a)  This Commitment Letter, the Fee Letter, the Engagement Letter and the terms and conditions contained herein and therein may not be disclosed by the Company to any person or entity (other than (i) to such of your officers, directors, employees, agents, representatives and advisors as need to know and agree to be bound by the provisions of this paragraph, (ii) to the extent required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (iii) in the case of the Commitment Letter, to the extent required by applicable law or to satisfy applicable disclosure requirements in connection with the Tender Offer or the financing thereof and (iv) in the case of the Commitment Letter, to Moody’s and S&P in connection with obtaining the Ratings) without the prior written consent of the Wachovia Parties.

(b)  The Wachovia Parties agree to keep confidential, and to cause their respective affiliates, officers, directors, employees, agents, representatives and advisors (collectively, the “Related Parties”) to keep confidential, any non-public information provided to them by or on behalf of the Company (the “Confidential Information”); provided that such persons shall be permitted to disclose Confidential Information (i) to such of our Related Parties as need to know such Confidential Information and agree to be bound by the provisions of this paragraph; (ii) to the extent required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so); (iii) to the extent requested by any regulatory authority having jurisdiction over the Wachovia Parties or any of their Related Parties; (iv) to the extent that such Confidential Information (A) becomes publicly available other than as a result of a breach of the Commitment Letter by the Wachovia Parties or any of their Related Parties, (B) becomes available to the Wachovia Parties or any of their Related Parties on a non-confidential basis from a source other than the Company, (C) was available to the Wachovia Parties or any of their Related Parties on a non-confidential basis prior to its disclosure by the Company; (v) to the extent that such information is independently developed by the Wachovia Parties; (vi) to actual or potential Purchasers, participants or assignees who have entered into customary confidentiality undertakings or (vii) with the prior written consent of the Company.

(c)  You acknowledge that Wachovia Securities and its affiliates (the term “Wachovia Securities,” when used in this paragraph, includes all such affiliates, including Wachovia Investments) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  Wachovia Securities will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by Wachovia Securities of services for others, and Wachovia Securities will not furnish any such information to others.  You also acknowledge that Wachovia Securities has no obligation to use, in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from others.

6.  Assignment and Syndication.

(a)  The parties hereto agree that the Wachovia Parties will have the right to syndicate the Notes and the Commitment to one or more groups of financial institutions or other investors, identified by us and reasonably acceptable to you (together with Wachovia Investments, the “Purchasers”).  The Arranger will have the right to manage all aspects of any such syndication, including decisions as to the selection of institutions to be approached and when they will be approached, the acceptance of commitments, the amounts offered, the amounts allocated and the compensation provided.  Upon notice by the Wachovia Parties, at any time and from time to time on or after the effective date hereof and on or prior to June 30, 2008, you will cooperate (and cause your affiliates to cooperate) with the Wachovia Parties in connection with the marketing, offering, sale and issuance of the Notes.  Such cooperation shall include, without limitation: (i) endeavoring to cause the syndication efforts to benefit from the existing investor and lending relationships of the Company; (ii) arranging for direct contact between senior management and other representatives of the Company and the proposed Purchasers (including, without limitation, participating in one or more customary “roadshows” with prospective investors, one-on-one meetings and conference calls); (iii) promptly preparing an offering memorandum relating to the Notes containing such disclosure (including financial information) as would be required by the Securities Act and other applicable laws for an offering registered under the Securities Act and such other disclosure as is customary and appropriate for such a document as reasonably determined by the Arranger; (iv) hosting, with the Wachovia Parties, one or more meetings of prospective Purchasers, and, in connection with any such Purchaser meeting, consulting with the Arranger with respect to the presentations to be made at any such meeting, and making available appropriate officers and representatives to rehearse such presentations prior to such meetings, as reasonably requested by the Arranger; and (v) at your expense, working with the Arranger to obtain a corporate family rating for the Company and ratings for the Notes from Moody’s Investors Service, Inc. (“Moody’s”) and a corporate credit rating for the Company and ratings for the Notes from Standard & Poor’s Ratings Group (“S&P”) (such ratings referred to in this clause (v), the “Ratings”), in the case of each of clauses (i) through (iv), prior to the commencement of the general syndication of the Notes, and in the case of clause (v), at the earliest practicable date.  It is understood and agreed that the Commitment hereunder is not subject to the successful syndication of the Notes.

(b)  To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide to the Arranger such information with respect to the Company and its subsidiaries and the transactions contemplated hereby as it may reasonably request, including all financial information and projections as it may reasonably request, including a business plan for fiscal year 2008 through fiscal year 2011, all in form and substance reasonably satisfactory to the Arranger (the “Projections”).  You hereby represent and covenant that (i) all information other than the Projections (the “Information”) that has been or will be made available to the Wachovia Parties by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to the Wachovia Parties by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions.  You further agree to update the Information and the Projections as of the Closing Date for the foregoing representations to be true as of such date.  You understand that in arranging and syndicating the Notes and the Commitment we may use and rely on the Information and Projections without independent verification thereof and that you will promptly notify us of any changes in circumstances that call into question in any material respect the continued reasonableness of any assumption underlying the Projections.

(c)  To ensure an orderly and effective syndication of the Notes and the Commitment, you agree that, from the date hereof until the earlier of (i) the termination of the syndication of the Notes as determined by the Arranger and (ii) June 30, 2008, you will not, and will not permit any of your domestic subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or initiate or pursue discussions with third parties concerning the syndication or issuance of, any debt facility or debt security of the Company or any of its domestic subsidiaries (other than the syndication of the Notes as contemplated hereby), including any renewals or refinancings of any existing debt facility, without the prior written consent of the Arranger (not to be unreasonably withheld, it being understood that you and we contemplate that one or more Engagement Transactions (as defined in the Engagement Letter) will be carried out prior to June 30, 2008).

7.  Survival.  The provisions of this Commitment Letter relating to the payment of fees and expenses, indemnification and contribution and confidentiality and the provisions of Section 8 hereof will survive the expiration or termination of the Commitment or this Commitment Letter (including any extensions) and the execution and delivery of the Note Documentation, and the provisions of Section 6 hereof will survive the execution and delivery of the Note Documentation.

8.  Choice of Law; Jurisdiction; Waivers.

(a)  This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York.  The Company hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter or the Engagement Letter and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  The parties hereto hereby waive any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the Engagement Letter.

(b)  No Purchaser will be liable in any respect for any of the obligations or liabilities of any other Purchaser under this Commitment Letter or arising from or relating to the transactions contemplated hereby.

9.  Conversion to Term Loans.  Subject to the terms and conditions of this Section 9, the Arranger may, in its sole discretion, convert in whole, but not in part, the Notes to senior unsecured term loans (the “Term Loans”) on substantially the same terms as the Notes (such conversion, the “Term Loan Conversion”).  The Arranger shall notify the Company of any Term Loan Conversion at least ten (10) business days prior to the Conversion Deadline Date (as defined below), but in no event later than the Closing Date.  The effective date of the Term Loan Conversion (the “Conversion Deadline Date”) shall be no earlier than five (5) business days after the Closing Date and no later than ten (10) business days after the Closing Date.  In connection with the syndication of any such Term Loans:

(a)  The Company agrees to assist the Arranger in the preparation of a customary confidential information memorandum and other marketing materials to be used in connection with any syndication, including causing such confidential information memorandum to conform to market standards as reasonably determined by the Arranger and, at the request of the Arranger, the preparation of a version of the confidential information memorandum that does not contain material non-public information concerning the Company, its affiliates or its securities for purposes of United States federal and state securities laws (“Material Non-Public Information”).

(b)  The Company acknowledges that (i) the Wachovia Parties on your behalf will make Information and Projections available to the proposed syndicate of Purchasers by posting the Information or Projections on IntraLinks or another similar electronic system and (ii) certain prospective Purchasers (such Purchasers, “Public Purchasers”; all other Purchasers, “Private Purchasers”) may have personnel that do not wish to receive Material Non-Public Information with respect to the Company and its affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested, you will assist us in preparing materials not containing Material Non-Public Information (the “Public Information Materials”), to be distributed to prospective Public Purchasers.

(c)  Before distribution of any Information or Projections (i) to prospective Private Purchasers, you shall provide us with a customary letter authorizing the dissemination of Information and Projections and (ii) to prospective Public Purchasers, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of Material Non-Public Information therefrom.  In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.  You agree that the Wachovia Parties on your behalf may distribute the following documents to all prospective Purchasers, unless you advise us in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Purchasers: (a) administrative materials for prospective Purchasers such as investor meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Notes and (c) other materials intended for prospective Purchasers after the initial distribution of the Information and Projections, including drafts and final versions of definitive documents with respect to the Notes.  If you advise us that any of the foregoing items should be distributed only to Private Purchasers, then the Wachovia Parties will not distribute such materials to Public Purchasers without further discussions with you.  You agree (whether or not any Information or Projections are marked “PUBLIC”) that Information and Projections made available to prospective Public Purchasers in accordance with this Commitment Letter shall not contain Material Non-Public Information.

10.  Miscellaneous.

(a)  This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by the Wachovia Parties and you.

(b)  The Company may not assign any of its rights, or be relieved of any of its obligations, without the prior written consent of each of the Wachovia Parties (and any purported assignment without such consent will be null and void).  In connection with any syndication of all or a portion of the Commitment, the rights and obligations of each Purchaser hereunder may be assigned; provided that the Commitment hereunder shall continue in effect notwithstanding any such assignment until the purchase of the Notes on the Closing Date.

(c)  This Commitment Letter and the attached Exhibits set forth the entire understanding of the parties hereto as to the scope of the Commitment and the obligations of the Wachovia Parties hereunder.  This Commitment Letter supersedes all prior understandings and proposals, whether written or oral, between any of the Wachovia Parties and you relating to any financing or the transactions contemplated hereby.  This Commitment Letter is in addition to the agreements of the parties contained in the Fee Letter.

(d)  This Commitment Letter has been and is made solely for the benefit of the parties signatory hereto, the Indemnified Persons, and their respective heirs, successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

(e)  You acknowledge that the Wachovia Parties may be (or may be affiliated with) full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter.  You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of any Wachovia Party or any of its affiliates to bring such transactions, activities, investments or holdings to your attention.  In addition, you acknowledge that the transactions contemplated by this Commitment Letter, the Fee Letter and the Engagement Letter are arms-length commercial transactions and that each of the Wachovia Parties is acting as principal and in its own best interests.  You are relying on your own experts and advisors to determine whether the transactions contemplated by this Commitment Letter, the Fee Letter and the Engagement Letter are in your best interests.  You agree that each of the Wachovia Parties will act under this Commitment Letter, the Fee Letter and the Engagement Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letter, the Engagement Letter, the nature of our services, or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between any Wachovia Party on the one hand and the Company, its stockholders or its affiliates on the other hand.

(f)  The Company agrees that the Wachovia Parties have the right to place advertisements in financial and other newspapers and journals at their own expense describing their services to the Company; provided that such Wachovia Party will submit a copy of any such advertisements to the Company for its prior approval, which approval will not be unreasonably withheld.

(g)  You agree to provide us, prior to the Closing Date, with all documentation and other information reasonably requested by us to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act.

If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

                       Very truly yours,

WACHOVIA INVESTMENT HOLDINGS, LLC

By:	/s/ Rit N. Amin
Name: Rit N. Amin
Title: Director

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Rit N. Amin
Name: Rit N. Amin
Title: Director

Accepted and agreed to as of the
date first above written:

IKON OFFICE SOLUTIONS, INC.

By:	/s/ Richard Obetz
Name: Richard Obetz
Title: Treasurer

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF CERTAIN INDENTURE TERMS

Set forth below is a summary of certain of the terms of the Notes and the documentation related thereto.  Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Exhibit  is attached and of which it forms a part

Notes
Senior unsecured floating rates notes (the “Notes”) in an aggregate principal face amount of up to $150.0 million, which Notes shall be issued with one percent (1%) original issue discount resulting in a funding amount of $148.5 million.

Maturity	December 31, 2011.

Optional Redemption
The Notes may be redeemed, at the option of the Company, in whole or in part, upon not less than 30 days and not more than 60 days notice, at a redemption price (the “Redemption Price”) based on the principal amount being redeemed at the applicable percentage set forth in the schedule below, in each case, plus accrued interest on the principal redeemed:

Date of Redemption	Redemption Price Percentage
Closing Date through 6/30/2008	100.00%
7/1/2008 through 3/31/2009	103.00%
4/1/2009 through 12/31/2009	102.00%
Thereafter	100.00%

Negative Covenants
Consistent with those set forth in the Existing 2015 Indenture; provided, that the Company shall be prohibited from making optional redemptions of the Existing 2015 Notes through tender offers or otherwise or by making open market purchases of such Existing 2015 Notes.

Interest Rate
The Notes shall bear interest at the LIBOR Rate plus the Applicable Margin, payable quarterly.

As used herein:

“LIBOR Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for 3 months are offered in the interbank eurodollar market.

“Applicable Margin” means (a) from the Closing Date through June 30, 2008, 5.00% and (b) thereafter, 5.75%.

A-1

EXHIBIT B TO COMMITMENT LETTER

SUMMARY OF CERTAIN NOTE PURCHASE AGREEMENT TERMS

Set forth below is a summary of certain of the terms of the Note Purchase Agreement and the documentation related thereto.  Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Exhibit is attached and of which it forms a part

Termination Events	None.

Conditions to Obligation to Purchase

Conditions to be limited to the following:

(a)           The accuracy of the representations and warranties substantially identical to those set forth in clauses (i), (ii), (iv), (v), (vi), (vii), (x) and (xi) of Section 1 of the Existing 2015 Purchase Agreement (provided, that to the extent such representations and warranties refer to certain of the Existing 2015 Note Documentation, such references shall be deemed to be references to the applicable Note Documentation).

(b)            Delivery of an opinion, dated as of the Closing Date, of Mark A. Hershey, Senior Vice President, General Counsel and Secretary of the Company, to the Purchasers in form and substance substantially identical to the opinion delivered pursuant to the Existing 2015 Purchase Agreement.

(c)           Delivery of an opinion, dated as of the Closing Date, of Cravath, Swaine & Moore LLP, counsel to the Company, to the Purchasers in form and substance substantially identical to the opinion delivered pursuant to the Existing 2015 Purchase Agreement.

(d)           The Company shall have used its commercially reasonable efforts to obtain and deliver to the Purchasers a letter, dated as of the date of purchase of the Notes or the time of sale thereof and with a “cut-off date” within three days of the date of such letter, from PricewaterhouseCoopers LLP, independent public accountants, in form and substance reasonably satisfactory to the Purchasers, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the final Note Documentation.

(e)           There not having occurred any event, development or circumstance since June 30, 2007 (the date of the most recent unaudited financial statements delivered to the Arranger as of the date hereof) that has caused or would reasonably be expected to cause any material adverse change in or affecting the business, condition (financial or otherwise), results of operations, assets or liabilities of the Company and its subsidiaries, taken as a whole.

B-1

(f)           The Notes shall be (i) represented by one or more certificates in definitive global form, (ii) registered with Cede & Co., as nominee of The Depository Trust Company (“DTC”) and eligible for clearance and settlement through DTC and (iii) designated by the NASD Private Offering Resale and Trading through Automatic Linkage Market (“PORTAL”) as market securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in PORTAL.

(g)           The Company shall have used its commercially reasonable efforts to deliver such customary closing certificates consistent with those delivered in connection with the offering of the Existing 2015 Notes and as are reasonably requested by the Purchasers.

B-2

EXHIBIT C TO COMMITMENT LETTER

FUNDING CONDITIONS

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit is attached and of which it forms a part.  The purchase of the Notes is conditioned upon satisfaction of, among other things, the conditions precedent summarized below.

(a)
The execution and delivery of the Note Purchase Agreement, the Indenture, a customary registration rights agreement and the Notes consistent with the Commitment Letter (collectively, the “Note Documentation”), in each case, substantially identical to the Existing 2015 Note Documentation (except to the extent set forth on the foregoing Exhibit A and Exhibit B); the fulfillment or waiver in writing of the conditions under the Note Purchase Agreement set forth on the foregoing Exhibit B.

(b)
There shall not exist (pro forma for the Tender Offer and the financing thereof) any default or event of default under any of the Note Documentation or under any other material indebtedness of the Company (including the Existing 2015 Indenture and the Company’s existing amended and restated credit agreement dated as of June 28, 2006, as amended).

(c)
The Tender Offer shall have been consummated (or shall be consummated substantially concurrently with the purchase of the Notes) for an aggregate purchase price not exceeding $295.0 million pursuant to documentation reasonably satisfactory to the Arranger, and no provision thereof shall have been waived, amended, supplemented or otherwise modified without the consent of the Arranger (which consent shall not be unreasonably withheld).

(d)	The Company shall have complied in all material respects with all of its obligations under and agreements in the Commitment Letter, the Fee Letter and the Engagement Letter.

(e)
At least 15 days prior to the Closing Date, the Arranger shall have received (i) audited financial statements of the Company for each of the three fiscal years immediately preceding the Closing Date; (ii) unaudited financial statements for any interim period or periods of the Company ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date (which shall have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 100); and (iii) customary pro forma financial statements, in each case that are satisfactory in form to the Arranger in its reasonable discretion.  You acknowledge that the pro formas contained in the draft Offer to Purchase heretofore delivered to you meet the requirements of clause (iii) above.

(f)
The Company shall have complied with all other customary closing conditions, including, without limitation: (i) obtaining material third party and governmental consents necessary in connection with the Tender Offer or the financing thereof and (ii) absence of litigation or regulatory action affecting the Tender Offer or the financing thereof.  The Arranger shall have received all documentation and other information reasonably requested by the Purchasers to enable them to comply with the requirements of bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

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EXHIBIT D TO COMMITMENT LETTER

RETAINED DEBT

($ in thousands)
Long-Term Corporate Debt
As of 9/30/2007
Bond issue at stated interest rate of 6.75%, due 2025	$260,400
Bond issue at stated interest rate of 7.30%, due 2027	94,600
bond issue at stated interest rate of 7.75% due 2015	225,000
Capital lease obligations	13,100
Total Corporate Debt	$593,100

Long-Term Non-Corporate Debt
As of 9/30/2007
Asset securitization conduit financing at average interest rate of 7.0%(1)	$158,666
Notes payable to banks at average interest rate of 6.23%	58
Debt supporting certain lease and residual value guarantees(2)	73,687
Total Non-Corporate Debt	$232,411
_____________________________________________
(1) In June 2007, IKON’s United Kingdom leasing subsidiaries, IKON Capital PLC and IKON Office Solutions Dublin Limited, replaced their existing asset securitization conduit financing agreement with a new five year agreement (the “New U.K. Conduit”), including a 364 day revolving liquidity facility with a new lender.  The facility size was increased from £95,000 to £105,000.  If the New U.K. Conduit is not renewed at the end of each 364 day period during the life of the agreement or upon expiration, any outstanding balance due converts to an amortizing loan to be repaid with collections from previously funded lease contracts.

(2) Due mainly to certain provisions within IKON’s agreements with GE and other third party syndicators, when the Company is the original equipment lesser (primarily state and local government contracts), IKON is required to record debt (and related assets) for certain lease and residual value guarantees.

In addition to the amounts set forth in the foregoing table, Retained Debt shall also include:

(a)	up to $5.0 million of additional capital lease obligations;

(b)	up to $2.0 million of other debt;

(c)	asset securitization conduit financing in an aggregate principal amount (including amounts set forth in the foregoing table) not to exceed £105.0 million;

(d)	notes payable in an aggregate principal amount (including amounts set forth in the foregoing table) not to exceed $2.0 million; and

(e)	additional debt supporting lease and residual value guarantees.

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